UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 19, 2007

NETSCOUT SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0000-26251	04-2837575
(Commission File Number)	(IRS Employer Identification No.)

310 Littleton Road Westford, Massachusetts	01886
(Address of principal executive offices)	(Zip Code)

(978) 614-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into Material Definitive Agreement

Merger Agreement

On September 20, 2007, NetScout Systems, Inc. (the “Company”) announced that it had entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Bradley Merger Sub, LLC, a wholly owned subsidiary of the Company (the “Merger Sub”), Network General Central Corporation (“Network General”), Network General Corporation, a subsidiary of Network General, and Silver Lake Partners, L.P. and TPG Starburst IV, LLC, solely in their capacities as representatives of Network General’s stockholders. Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, upon the closing of the transactions contemplated in the Merger Agreement (the “Closing”), the Merger Sub will be merged with and into Network General (the “Merger”), with Network General continuing as the surviving corporation and as a wholly-owned subsidiary of the Company after consummation of the Merger.

Under the terms of the Merger Agreement, at the Closing, each share of capital stock of Network General will be converted into and represent the right to receive a portion of the aggregate merger consideration as follows: (i) if the holder of such stock is an accredited investor (an “Accredited Holder”) as defined by Regulation D under the Securities Act of 1933, as amended, such holder will receive cash consideration plus stock consideration consisting of shares of common stock of the Company (the “Company Common Stock”); and (ii) if the holder is not an accredited investor (a “Non-Accredited Holder”), such holder will receive cash consideration with an equivalent value as the consideration received by the Accredited Holders (based on the average of the closing price of one share of Company Common Stock on the Nasdaq Global Market over the 10 trading days immediately prior to the closing date of the Merger, as reported by The Wall Street Journal (the “Share Reference Price”)). Any holders of stock options and stock appreciation rights of Network General that are vested at the time of the Merger and that have per share exercise prices or base prices that are less than the per share consideration received by holders of Network General common stock in the Merger will receive cash consideration equal to the difference between such per share Merger consideration and such exercise prices or grant prices in exchange for the cancellation of such stock options and stock appreciation rights. Any stock options and stock appreciation rights of Network General that are unvested at the time of the Merger or that have per share exercise prices or base prices that are greater than or equal to the per share consideration received by holders of Network General common stock in the Merger will be cancelled without any payment therefor.

The cash portion of the merger consideration will be equal to an aggregate of $150 million less (a) certain expenses of Network General, (b) the $98.5 million aggregate principal amount and accrued interest and premiums of certain indebtedness of Network General (as discussed below) and (c) the aggregate cash payments made to holders of Network General stock options and stock appreciation rights (as discussed above). The stock portion of the merger consideration will be an aggregate of 6,000,000 shares of Company Common Stock. The Company expects to pay such aggregate consideration from cash on hand and the issuance of 6,000,000 shares of Company Common Stock.

At the closing of the Merger, an aggregate of $15 million of the merger consideration, consisting of an aggregate of $10 million of cash and an aggregate of $5 million of shares of Company Common Stock (based on the Share Reference Price) will be deposited by the Company into an escrow account as a source for any potential indemnification claims by the Company under the Merger Agreement and related agreements. The merger consideration deposited in the escrow account will be released to the Network General stockholders 15 months after the closing, subject to any earlier resolved or pending indemnification claims by the Company.

The Merger Agreement includes customary representations, warranties, covenants and closing conditions for all parties, including the expiration or termination of any required waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

In connection with the Merger, the Company has agreed to repay $98.5 million of outstanding indebtedness of Network General to Silver Lake Partners, L.P. and TPG Starburst IV, LLC and certain of their affiliated fund entities and other third parties (collectively, the “Sponsors”). This repayment is expected to be funded from the issuance of $100 million of senior secured floating rate notes of the Company to the Sponsors (as described below) or from $100 million of debt or equity financing from other third parties, in each case on terms and conditions satisfactory to the Company.

The foregoing description of the Merger and the Merger Agreement is qualified in its entirety by reference to the Merger Agreement attached hereto as Exhibit 2.1, and incorporated herein by reference. A copy of the press release issued by the Company announcing the transaction was previously furnished in the Company’s Current Report on 8-K filed with the Securities and Exchange Commission on September 20, 2007.

Stockholders Agreement

Concurrent with the execution of the Merger Agreement, the Company and certain stockholders of Network General (the “Subject Stockholders”) entered into a Stockholders Agreement (the “Stockholders Agreement”). The Stockholders Agreement sets forth certain restrictions applicable to the Subject Stockholders in connection with their receipt of shares of Company Common Stock in connection with the Merger. It also grants the Subject Stockholders customary piggyback and demand registrations rights with respect to such shares.

Additionally, pursuant to the Stockholders Agreement, the Company has agreed to expand its Board of Directors (the “Board”) by two members effective as of the closing of the Merger and grant each of Silver Lake Partners, L.P. and TPG Starburst IV, LLC the right to designate one person to fill such vacancies. On the one year anniversary of the Merger, or earlier upon certain circumstances, one of the designees will resign from the Board, and the Company will cause the size of the Board to be decreased by one member. Thereafter, the Company has agreed to include the remaining designee (or a suitable replacement) on each slate of nominees for election to the Board proposed by the Company and/or the Board (or any committee thereof), and recommend the election of such designee to the Company’s stockholders until Silver Lake Partners, L.P. and TPG Starburst IV, LLC and their affiliated fund entities no longer own at least 50% of the shares of Company Common Stock received by them in the Merger. At such time, such designee will resign from the Board.

The foregoing description of the Stockholders Agreement among Company and certain stockholders of Network General is qualified in its entirety by reference to the Stockholders Agreement attached hereto as Exhibit 10.1, and incorporated herein by reference.

Commitment Letter

As discussed above, the Company has agreed to repay $98.5 million of outstanding indebtedness of Network General to the Sponsors (the “Network General Indebtedness”) in connection with the Merger. In connection therewith, the Company has received, and entered into, a commitment letter, dated September 19, 2007, from the Sponsors (the “Commitment Letter”). The Commitment Letter provides for the issuance of $100 million of senior secured floating rate notes (the “Notes”) by the Company with a maturity date of five years from the date of issuance. The Company may prepay such Notes in whole at any time prior to such date. During the first year, the Company may prepay such Notes for the amount of the outstanding principal amount and accrued and unpaid interest, without any prepayment premium. At and after the first year, the Company must pay a prepayment premium in an amount dependent upon the date of such prepayment. The Notes will be secured by all of the assets of the Company and its domestic subsidiaries. Prior to the effective time of the Merger, the Company has the option under the Commitment Letter to obtain alternative financing for the repayment of the Network General Indebtedness from another source without any penalty.

A copy of the Commitment Letter is attached hereto as Exhibit 10.2 and is incorporated herein by reference. The foregoing summary description of the terms of the Notes is qualified in its entirety by reference to the Commitment Letter.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

The Company hereby files the following exhibits:

2.1	Agreement and Plan of Merger dated September 19, 2007 by and among NetScout Systems, Inc., Network General Central Corporation, Network General Corporation, and Silver Lake Partners, L.P. and TPG Starburst IV, LLC, solely in their capacities as representatives of Network General’s stockholders.

10.1	Stockholders Agreement dated September 19, 2007 by and among NetScout Systems, Inc. and certain stockholders of Network General Central Corporation.

10.2	Commitment Letter, dated September 19, 2007, by and among NetScout Systems, Inc., Silver Lake Partners, L.P. and TPG Starburst IV, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NETSCOUT SYSTEMS, INC.

By:	/s/ David P. Sommers
David P. Sommers Chief Financial Officer and Senior Vice President, General Operations

Date: September 25, 2007

EXHIBIT INDEX

Exhibit Number
2.1	Agreement and Plan of Merger dated September 19, 2007 by and among NetScout Systems, Inc., Network General Central Corporation, Network General Corporation, and Silver Lake Partners, L.P. and TPG Starburst IV, LLC, solely in their capacities as representatives of Network General’s stockholders.

10.1	Stockholders Agreement dated September 19, 2007 by and among NetScout Systems, Inc. and certain stockholders of Network General Central Corporation.

10.2	Commitment Letter, dated September 19, 2007, by and among NetScout Systems, Inc., Silver Lake Partners, L.P. and TPG Starburst IV, LLC.